                                                                    EXHIBIT 11.2

                                NOVA CORPORATION
                  COMPUTATION OF HISTORICAL EARNINGS PER SHARE


                                                       Three Months Ended        Six Months Ended
                                                            June 30,                 June 30,
                                                    ------------------------  ------------------------
                                                       1996         1997         1996         1997
                                                    -----------  -----------  -----------  -----------
PRIMARY
Weighted average Common Stock outstanding during
    the period                                       22,104,131   28,844,430   16,821,959   28,797,268
Cheap Stock (1)                                          11,717            0       19,843            0
Dilutive effect of common stock equivalents           1,481,387    1,145,541    2,033,471    1,268,358
                                                    -----------  -----------  -----------  -----------

    Total                                            23,597,235   29,989,971   18,875,273   30,065,626
                                                    ===========  ===========  ===========  ===========

Net income                                          $ 1,439,000  $ 4,416,000  $ 2,554,000  $ 7,561,000
Less: Preferred Stock dividends                         485,201            0    1,485,591            0
                                                    -----------  -----------  -----------  -----------

Net income available for Common Stock
   and common stock equivalents                     $   953,799  $ 4,416,000  $ 1,068,409    7,561,000
                                                    ===========  ===========  ===========  ===========
Per share amount                                          $0.04        $0.15        $0.06        $0.25
                                                    ===========  ===========  ===========  ===========


FULLY DILUTED
Weighted average Common Stock outstanding during
    the period                                       22,104,131   28,844,430   16,821,959   28,797,268

Cheap Stock (1)                                          11,717            0       19,843            0
Dilutive effect of common stock equivalents           1,481,387    1,386,464    2,033,471    1,457,553
                                                    -----------  -----------  -----------  -----------

    Total                                            23,597,235   30,230,894   18,875,273   30,254,821
                                                    ===========  ===========  ===========  ===========

Net income                                          $ 1,439,000  $ 4,416,000  $ 2,554,000  $ 7,561,000
Less: Preferred Stock dividends                         485,201            0    1,485,591            0
                                                    -----------  -----------  -----------  -----------

Net income available for Common Stock
   and common stock equivalents                     $   953,799  $ 4,416,000  $ 1,068,409  $ 7,561,000
                                                    ===========  ===========  ===========  ===========

Per share amount                                          $0.04        $0.15        $0.06        $0.25
                                                    ===========  ===========  ===========  ===========

__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.